Filed pursuant to Rule 424(b)(3)
                                                Registration No. 33-50103


                            FIRST UNION CORPORATION
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                            ------------------------
                                  COMMON STOCK
                        (PAR VALUE $3.33 1/3 PER SHARE)
                            ------------------------
     This Prospectus relates to the shares of common stock, $3.33 1/3 par value per share (the "Common Stock" or "FUNC Common Stock"), of First Union Corporation (the "Corporation" or "FUNC") that may be purchased under the Corporation's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The primary purpose of the Plan is to make available to the holders of Common Stock the opportunity to purchase additional shares of Common Stock through the reinvestment of cash dividends and optional cash purchases. This Prospectus relates to 5,567,638 shares of FUNC Common Stock, which are issuable under the Plan as of April 30, 1998. See "Description of the Corporation's Capital Stock".
     This Prospectus updates the Prospectus dated December 19, 1995, as supplemented on February 14, 1997. Please retain this Prospectus for future reference.
     A stockholder who is not a participant in the Plan may become one by completing an Enrollment Form and returning it to the Plan's administrator, First Union National Bank ("FUNB"), a subsidiary of the Corporation, Corporate Trust Department, 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina 28288-1153. Stockholders who are participants in the Plan may terminate their participation at any time. Stockholders who are not participants in the Plan and who do not want to become participants need do nothing and will continue to receive their cash dividends, if and when declared, as usual. Participants may call 1-800-347-1246 (590-0393 in Charlotte) if they have any questions concerning their accounts under the Plan.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                 ----------------------------------------------------------
THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS,
      DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION
           AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                 CORPORATION OR ANY OTHER GOVERNMENT
                                    AGENCY.
                            ------------------------
                  The date of this Prospectus is May 26, 1998.

                             AVAILABLE INFORMATION
     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of such reports, proxy statements and other information are also available from the Commission over the Internet at http://www.sec.gov. The Common Stock is listed and traded on the New York Stock Exchange (the "NYSE"). Reports, proxy statements and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-3 of which this Prospectus is a part, and exhibits thereto (together with all amendments thereto, the "Registration Statement"), which the Corporation has filed with the Commission under the Securities Act of 1933, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which reference is hereby made for further information.
                            ------------------------
     The Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus.
                            ------------------------
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed by the Corporation with the Commission (File No. 1-10000) under the Exchange Act are hereby incorporated by reference in this
Prospectus:
          (1) the Corporation's Annual Report on Form 10-K for the year ended December 31, 1997;
          (2) the Corporation's Quarterly Report on Form 10-Q for the period ended March 31, 1998;
          (3) the Corporation's Current Reports on Form 8-K dated January 22, 1998, April 15, 1998, April 23, 1998, May 7, 1998 and May 26, 1998; and
          (4) all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering.
     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.
     THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR CERTAIN EXHIBITS TO SUCH DOCUMENTS. WRITTEN REQUESTS SHOULD BE SENT TO:
CORPORATE RELATIONS, FIRST UNION CORPORATION, ONE FIRST UNION CENTER, CHARLOTTE, NORTH CAROLINA 28288-0206. TELEPHONE REQUESTS MAY BE DIRECTED TO (704) 374-6782.

                                THE CORPORATION
     The Corporation was incorporated under the laws of North Carolina in 1967 and is registered as a bank holding company under the Bank Holding Company Act of 1956 (as amended, the "BHCA"). Pursuant to a corporate reorganization in 1968, FUNB and First Union Mortgage Corporation, a mortgage banking firm acquired by FUNB in 1964, became subsidiaries of the Corporation.
     The Corporation provides a wide range of commercial and retail banking and trust services through full-service banking offices in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C. Such offices are operated by FUNB, which is based in Charlotte, North Carolina, except the Delaware offices, which are operated by First Union Bank of Delaware. The Corporation also provides various other financial services, including mortgage banking, credit card, investment banking, home equity lending, leasing, insurance and securities brokerage services, through other subsidiaries.
     Since the 1985 Supreme Court decision upholding regional interstate banking legislation, the Corporation has concentrated its efforts on building a large, financial services organization providing banking services in what it perceives to be some of the better markets in the eastern region of the United States and providing other financial services that complement such banking services in such markets and elsewhere. Since November 1985, the Corporation has completed over 70 acquisitions relating to financial services, and currently has pending one such acquisition, including the more significant acquisitions (I.E., involving the acquisition of $3.0 billion or more of assets or deposits) set forth in the following table.

                                                      ASSETS/             CONSIDERATION/
NAME                              HEADQUARTERS     DEPOSITS(1)(2)      ACCOUNTING TREATMENT      COMPLETION DATE
------------------------------   ---------------   --------------    -------------------------   ---------------
Atlantic Bancorporation.......   Florida           $  3.8 billion    common stock/pooling        November 1985
Northwestern Financial
  Corporation.................   North Carolina       3.0 billion    common stock/pooling        December 1985
First Railroad & Banking
  Company of Georgia..........   Georgia              3.7 billion    common stock/pooling        November 1986
Florida National Banks of
  Florida, Inc................   Florida              7.9 billion    cash and preferred          January 1990
                                                                     stock/purchase
Southeast banks...............   Florida              9.9 billion    cash, notes and preferred   September 1991
                                                                     stock/purchase
Resolution Trust Company
  ("RTC") acquisitions........   Florida,             5.3 billion    cash/purchase               1991-1994
                                 Georgia,
                                 Virginia
Dominion Bankshares
  Corporation.................   Virginia             8.9 billion    common stock and            March 1993
                                                                     preferred stock/pooling
Georgia Federal Bank, FSB.....   Georgia              4.0 billion    cash/purchase               June 1993
First American Metro Corp.....   Virginia             4.6 billion    cash/purchase               June 1993
American Savings of Florida,
  F.S.B.......................   Florida              3.6 billion    common stock/purchase       July 1995

                                       3

                                                      ASSETS/             CONSIDERATION/
NAME                              HEADQUARTERS     DEPOSITS(1)(2)      ACCOUNTING TREATMENT      COMPLETION DATE
------------------------------   ---------------   --------------    -------------------------   ---------------
First Fidelity
  Bancorporation..............   New Jersey,         35.3 billion    common stock and            January 1996
                                 Pennsylvania                        preferred stock/pooling
Center Financial
  Corporation.................   Connecticut          4.0 billion    common stock/purchase       November 1996
Signet Banking
  Corporation.................   Virginia            11.3 billion    common stock/pooling        November 1997
CoreStates Financial Corp.....   Pennsylvania        48.1 billion    common stock/pooling        April 1998
The Money Store Inc...........   California,       $  3.0 billion    common stock and            pending
                                 New Jersey                          preferred stock/purchase

---------------
(1) The dollar amounts indicated represent the assets of the related organization as of the last reporting period prior to acquisition or as of the last reporting period prior to the date hereof as to pending acquisitions, except for (i) the dollar amount relating to RTC acquisitions, which represents savings and loan deposits acquired from the RTC, and (ii) the dollar amount relating to Southeast banks, which represent assets of the two banking subsidiaries of Southeast Banking Corporation acquired from the FDIC.
(2) In addition, the Corporation acquired (i) Lieber & Company, a mutual fund advisory company with approximately $3.4 billion in assets under management, in June 1994, and (ii) Keystone Investments, Inc., a mutual fund advisory company with approximately $11.6 billion in assets under management, in December 1996. Since such assets are not owned by these mutual advisory companies, they are not reflected on the Corporation's balance sheet.
     The Corporation is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of the Corporation's book value and net income per share may occur in connection with any future transactions.
                                       4

                                    SUMMARY
     The following summary of certain provisions of the Plan is qualified in its entirety by reference to the provisions of the Plan set forth below under "Description of the Plan". Capitalized terms not previously defined are defined under "Description of the Plan".
       -- The number of shares of Common Stock available for issuance under the
          Plan as of April 30, 1998, is 5,567,638.
       -- The discount currently being offered to purchase shares of Common
          Stock through the reinvestment of dividends under the Plan is one percent. The discount may be adjusted by the Corporation from time to time in its discretion. The primary factors the Corporation currently expects to consider in making such adjustments are (i) the market price of the Common Stock, (ii) the current and expected capital needs of the Corporation, and (iii) the amount of optional cash purchases expected to be made under the Plan. There is currently no discount for optional cash purchases of Common Stock under the Plan.
       -- The Corporation currently expects that the maximum amount of optional cash purchases that may be made on each Investment Date will be limited to $2,000 per month pursuant to the Threshold Price provisions of the Plan described herein. Pursuant to such Threshold Price provisions of the Plan, in no event shall optional cash purchases exceed $10,000 on any Investment Date, unless waived by the Corporation from time to time in its discretion. The primary factors the Corporation currently expects to consider in granting such waivers are (i) the amount of optional cash purchases expected to be made under the Plan, (ii) the amount the Corporation is requested to waive,
          (iii) the Investment Price of the Common Stock, and (iv) the current and expected capital needs of the Corporation.
       -- The foregoing discount, maximum and waiver provisions of the Plan affect the amount of shares that may be distributed under the Plan and the manner of distribution in various ways, including, under certain circumstances, encouraging financial intermediaries to participate in the Plan. Under such circumstances, such intermediaries may (i) engage in positioning and other transactions which would allow them to acquire shares prior to the record date for a particular Investment Date, (ii) acquire shares at a discount under the Plan, and (iii) resell the shares to capture the discount. If such financial intermediaries engage in such transactions, under certain circumstances such intermediaries may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). The Corporation has not entered into any arrangements (formal or informal) with any financial intermediaries to engage in such transactions.
                            DESCRIPTION OF THE PLAN
     The following, in question and answer form, are the provisions of the Plan. Those holders of Common Stock who are not participants in the Plan will continue to receive cash dividends, if and when declared, as usual.
GLOSSARY OF DEFINED TERMS
       -- "Administrator" means First Union National Bank, a subsidiary of the
          Corporation.
                                       5

       -- "Agent" means a financial institution unaffiliated with the
          Corporation acting on behalf of Participants in the Plan.
       -- "Common Stock" means the Common Stock, $3.33 1/3 par value per share, of the Corporation.
       -- "Corporation" means First Union Corporation.
       -- "Daily Investment Price" means the average high and low sale prices of the Common Stock on the NYSE on a trading day during the Pricing
          Period.
       -- "Investment Date" means the Common Stock cash dividend payment dates in months in which dividends are paid and the 15th day of the month in each other month; provided if the NYSE is not open on such date the Investment Date will be the next day that the NYSE is open.
       -- "Investment Price" means the price at which original issue shares of
          Common Stock are purchased under the Plan.
       -- "NYSE" means the New York Stock Exchange.
       -- "Participant" means a holder of record of at least ten shares of
          Common Stock who is otherwise eligible to participate and is a participant in the Plan.
       -- "Plan" means the Corporation's Dividend Reinvestment and Stock
          Purchase Plan.
       -- "Pricing Period" means the ten business days preceding an Investment
          Date.
       -- "Threshold Price" means the minimum price for optional cash purchases established by the Corporation prior to 5:00 p.m. on the last business day preceding each Pricing Period.
PURPOSE
1. WHAT IS THE PURPOSE OF THE PLAN?
     The primary purpose of the Plan is to provide holders of Common Stock the opportunity of reinvesting cash dividends and making optional cash purchases in additional shares of Common Stock. Shares purchased under the Plan will either be original issue shares or shares purchased in the open market by the Agent. To the extent shares are original issue shares, the Corporation will receive additional funds for its general corporate purposes, including investments in, or extensions of credit to, the Corporation's banking and nonbanking subsidiaries. See "Use of Proceeds". To the extent shares are purchased in the open market, the Corporation will not receive any additional funds.
ADVANTAGES
2. WHAT ARE THE ADVANTAGES OF THE PLAN?
     Participants in the Plan may:
       -- Automatically reinvest their Common Stock cash dividends, currently at a one percent discount, including dividends on shares of Common Stock held by them under the Plan, in additional shares of Common Stock.
       -- Reinvest additional cash, under certain terms and conditions, in additional shares of Common Stock by submitting payments by check or through use of the Plan's direct debit program.
                                       6

       -- Reinvest the full amount of all dividends and any optional cash purchases, since fractional share interests may be held under the
          Plan.
       -- Avoid safekeeping and record-keeping requirements and costs through the free custodial service and reporting provisions of the Plan. DISADVANTAGES
3. WHAT ARE SOME OF THE DISADVANTAGES OF THE PLAN?
       -- Prior to being invested on a particular Investment Date, optional cash purchases may not be returned to Participants, unless a request is received prior to 5:00 p.m. on the last business day prior to the applicable Investment Date.
       -- NO INTEREST WILL BE PAID ON PAYMENTS FOR OPTIONAL CASH PURCHASES
          PENDING INVESTMENT OR RETURN.
       -- While a one percent discount is currently provided from the Investment
          Price, or, if applicable, the open market purchase price for the reinvestment of dividends, and may in the future apply to optional cash purchases, the Investment Price, or, if applicable, the open market purchase price and optional cash purchase price, as so discounted, may exceed the price at which shares of the Common Stock are trading on the Investment Date when the shares are issued or thereafter.
IMPORTANT DATES
4. WHAT ARE SOME OF THE IMPORTANT DATES TO REMEMBER ABOUT THE PLAN?
       -- PARTICIPATION. An Enrollment Form must be received by the record date established for a particular dividend in order to have such dividend reinvested under the Plan. In order to make optional cash purchases under the Plan in months in which no dividend is paid, a Participant must be a holder of record on the last business day of the month prior to the Investment Date relating to such optional cash purchases. See Question 6.
       -- PRICING PERIOD. The ten business days preceding the applicable
          Investment Date. See Question 14.
       -- INVESTMENT DATES. In months in which dividends are paid the Investment
          Date is the dividend payment date. In months in which dividends are not paid the Investment Date is generally the 15th day of the month. See Question 12.
       -- OPTIONAL CASH PURCHASES. The deadline for receiving payments for optional cash purchases is 5:00 p.m., Charlotte time, on the last business day prior to the applicable Investment Date. See Question 15.
       -- THRESHOLD PRICE. A Threshold Price for making optional cash purchases in excess of $2,000 will be established prior to 5:00 p.m. on the last business day preceding each Pricing Period. See Question 17.
PARTICIPATION
5. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?
     All holders of record of at least ten shares of Common Stock are eligible to participate in the Plan, excluding depository clearing organizations; provided, however, if any Participants have the same social security
                                       7
number or federal tax identification number, the maximum amount of optional cash purchases which all such Participants may make on each Investment Date is limited to the maximum amount of optional cash purchases that one Participant may make on such Investment Date, except as may otherwise be permitted under the Plan.
6. HOW DOES AN ELIGIBLE STOCKHOLDER BECOME A PARTICIPANT?
     An eligible stockholder may join the Plan by signing an Enrollment Form and returning it to the Administrator. Enrollment Forms may be obtained at any time by written request to First Union National Bank, Corporate Trust Department, 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina 28288-1153.
     Beneficial owners whose shares of Common Stock are registered in names other than their own (for example, in the name of a broker, bank or other nominee) must become owners of record by having the number of shares (not less than ten) they wish to have participate in the Plan transferred into their name.
7. WHEN MAY AN ELIGIBLE STOCKHOLDER JOIN THE PLAN?
     An eligible stockholder may join the Plan at any time. If an Enrollment Form is received by the Administrator on or before the record date established for payment of a particular dividend, reinvestment of dividends under the Plan will commence with that dividend. If an Enrollment Form is received after the record date established for a particular dividend, the reinvestment of dividends under the Plan will begin with the next succeeding dividend. In the past, quarterly dividend record and payment dates for Common Stock have ordinarily occurred on or about the following dates:

RECORD DATE           PAYMENT DATE
------------          -------------
February 28           March 15
May 31                June 15
August 31             September 15
November 30           December 15

     In order to make optional cash purchases in months in which no dividend is paid, a Participant must be a holder of record on the last day of the month prior to the Investment Date relating to such optional cash purchases. ADMINISTRATION
8. WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?
     FUNB performs certain bookkeeping and similar administrative functions in connection with the operation of the Plan, including keeping records and sending statements of accounts to Participants. FUNB's mailing address is 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina 28288-1153, and its telephone number is 1-800-347-1246 (590-0393 in Charlotte).
COSTS
9. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PURCHASES UNDER THE PLAN?
     To the extent shares are original issue shares, Participants will incur no brokerage commissions or service charges for purchases made under the Plan. To the extent shares are purchased in the open market by the Agent, brokerage commissions or mark-ups and any other fees or expenses charged by the broker-dealer or broker-dealers involved, will be paid out of the total amount to be invested and therefore will be paid by the
                                       8

Participants on a pro rata basis. The Corporation may elect, upon notice to the Participants, to pay any such commissions, mark-ups, fees or expenses on behalf of the Participants.
PURCHASES
10. HOW ARE SHARES OF COMMON STOCK ACQUIRED UNDER THE PLAN?
     Purchases under the Plan are currently being made from the Corporation's authorized and unissued shares. The Corporation will provide Participants with prior written notice if purchases under the Plan are changed to open market purchases by the Agent. If the Corporation were to give such notice, the Corporation expects that such open market purchases would continue for not less than the three-month period following such change.
     Purchases by the Agent in the open market will be made at such times, in such amounts, at such prices and by such methods as the Agent shall in its sole discretion deems to be in the best interests of the Plan and the Participants, subject to applicable rules and regulations of the Commission. The primary factors the Corporation currently expects to consider in determining whether to commence open market purchases under the Plan are (i) the market price of the Common Stock, (ii) the current and expected capital needs of the Corporation,
(iii) the number of original issue shares expected to be issued under the Plan, and (iv) the applicability of certain accounting restrictions that may apply to open market purchases of the Common Stock.
11. HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR PARTICIPANTS?
     The number of shares purchased under the Plan for each Participant will depend on the amount of each Participant's dividends and optional cash purchases, the market price of the Common Stock, and if the shares purchased are purchased in the open market by the Agent, the amount of brokerage commissions or mark-ups and any other fees or expenses charged by the broker-dealer or broker-dealers involved that are not paid by the Corporation. Each Participant's account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount reinvested under the Plan by the Participant, divided by the applicable purchase price per share of the Common Stock (including, if applicable, brokerage commissions or mark-ups and other brokerage fees and expenses in the case of open market purchases). The Plan does not permit partial reinvestment of dividends.
     Since there is currently no maximum on the number of shares that may be issued to a Participant as reinvested dividends, financial intermediaries and others may engage in positioning transactions in order to obtain shares at a discount for resale.
12. WHAT ARE THE INVESTMENT DATES?
     The investment dates ("Investment Dates") will be the cash dividend payment dates in months in which dividends are paid and the 15th day of the month in each other month; provided if the NYSE is not open on such date the Investment Date shall be the next day that the NYSE is open.
13. WHEN WILL SHARES OF COMMON STOCK BE PURCHASED UNDER THE PLAN?
     Purchases of original issue shares will be made as of each Investment Date and will include the optional cash purchases and dividends to be reinvested as of each Investment Date, as applicable. Open market purchases under the Plan will be made by the Agent following each Investment Date and the delivery to the Agent by the Administrator of the payments for optional cash purchases and the dividends to be reinvested, as applicable. No interest will be paid on any funds received under the Plan.
                                       9

14. AT WHAT PRICE WILL SHARES OF COMMON STOCK BE PURCHASED UNDER THE PLAN?
     If shares issued under the Plan are original issue shares, the price at which such shares will be purchased (the "Investment Price") will be the average of the high and low sale prices of the Common Stock on the NYSE on the ten business days preceding the applicable Investment Date (the "Pricing Period"), subject to the provisions set forth below with respect to optional cash purchases in excess of $2,000 if the Threshold Price is greater than the Investment Price; provided no purchases shall be made in the event that this price is less than the par value of the Common Stock (presently $3.33 1/3 per share), and provided, further, that the Corporation shall have the right from time to time to allow such purchases to be made at a discount, upon giving Participants not less than 30 days' prior written notice thereof. If instituted, such discount may thereafter be changed or discontinued, upon giving Participants similar notice of such change or discontinuance. Dividends are currently being used to purchase shares of Common Stock at a one percent discount. The Corporation currently expects to continue such discount for the foreseeable future, but as indicated above, such discount may be changed or discontinued at any time. There is currently no discount for optional cash purchases of Common Stock under the Plan.
     If shares issued under the Plan are purchased in the open market by the Agent, the price at which such shares will be purchased will be the prices per share payable to the broker-dealer or broker-dealers involved (including brokerage commissions or mark-ups and any other brokerage fees and expenses charged by the broker-dealer or broker-dealers involved that are not paid by the Corporation).
OPTIONAL CASH PURCHASES
15. HOW MAY OPTIONAL CASH PURCHASES BE MADE?
     An optional cash purchase may be made by a Participant enclosing a check or money order payable to "First Union National Bank, Agent" together with an optional cash purchase form attached to a statement of account referred to below and mailing them to First Union National Bank, Corporate Trust Department, 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina 28288-1153. The deadline for receiving optional cash purchases to be made as of a particular Investment Date, is 5:00 p.m., Charlotte time, on the last business day prior to such Investment Date. Optional cash purchases received after such date and time will be made as of the next Investment Date, subject to the provisions of the Plan relating thereto. In addition, a Participant can also authorize the Administrator to automatically debit the Participant's checking or savings account for monthly optional cash purchases by completing the Direct Debit Authorization Form that appears on the reverse side of the Enrollment Form. Enrollment Forms can be obtained by request to the Administrator. Wire transfer of funds may be made with the prior approval of the Administrator.
     If a Participant desires the return of any payment for optional cash purchases, the Administrator must be notified of such desire prior to 5:00 p.m. on the last business day prior to the Investment Date. Requests received by the Administrator after such time will not be honored.
16. WHAT ARE THE LIMITATIONS ON MAKING OPTIONAL CASH PURCHASES?
     Any optional cash purchases must not be less than $25.00 nor, unless approved by the Corporation as hereinafter provided and subject to the Threshold Price provisions of the Plan with respect to optional cash purchases in excess of $2,000, may such purchases to be made by any Participant currently aggregate more than $10,000 on any Investment Date for such Participant subject to the right of the Corporation from time to time to change such amounts or to eliminate optional cash purchases upon giving Participants in the Plan not less than 30 days' prior written notice of the effective date of such change. The Corporation currently expects that optional cash purchases will be limited to $2,000 per month pursuant to the Threshold Price provisions.
                                       10

     Optional cash purchases made by check, or, if approved, by wire transfer, need not be in the same amount of money each time. However, if a Participant elects to make optional cash purchases through the direct debit program, the debit must be in the same amount each month and will continue until the Participant notifies the Administrator in writing that the Participant wishes to change the amount or terminate participation in the automatic debit program.
     Participants who wish to make optional cash purchases in excess of the maximum amount may do so if they have obtained the prior written approval of the Corporation to make such purchases, which approval may be granted or withheld in the Corporation's sole discretion. Requests for such approval should be directed to the Corporation at (704) 374-2310.
     The primary factors the Corporation currently expects to consider in determining whether to grant waiver requests are (i) the market price of the Common Stock, (ii) the current and expected capital needs of the Corporation,
(iii) the amount of optional cash purchases expected to be made, and (iv) the amount the Corporation is being requested to waive. The Corporation currently expects that waivers in any given month would either be granted to all Participants who request the same or be denied to all such Participants, unless the amount one or more Participants are requesting to be waived exceeds the amount the Corporation desires to receive in such month. There is currently no maximum dollar limit on the amount of shares of Common Stock that may be purchased pursuant to a waiver.
17. WHAT ARE THE THRESHOLD PRICE PROVISIONS?
     Prior to 5:00 p.m. on the last business day preceding each Pricing Period, the Corporation will establish a minimum price for optional cash purchases (the "Threshold Price") in excess of $2,000 on the Investment Date following such Pricing Period, subject to the following provisions:
      -- The Threshold Price will be established in the Corporation's sole discretion after a review of current market conditions and other factors.
      -- A Participant may obtain the Threshold Price by telephoning the
         Administrator at 1-800-347-1246.
      -- If the average high and low sale prices of the Common Stock on the NYSE on a trading day during the Pricing Period (a "Daily Investment Price") is less than the Threshold Price, such Daily Investment Price will be excluded from the Pricing Period for purposes of calculating the Investment Price for optional cash purchases in excess of $2,000, except as set forth below. An example of this is set forth in Example 3 below, where for purposes of calculating the Investment Price for optional cash purchases in excess of $2,000 only those days during the Investment Period where the Daily Investment Price exceeds the Threshold Price are used in making such calculation.
      -- If the Threshold Price is greater than the Daily Investment Price on each business day during a Pricing Period for a particular Investment Date, prior to 5:00 p.m. on the last business day prior to such Investment Date, the Corporation shall have the right to determine, in its sole discretion, whether or not optional cash purchases in excess of $2,000 in the aggregate per Participant will be made at the Investment Price on such Investment Date. If the Corporation determines that such purchases are not to be so made, such payments for such purchases will be returned to the Participants as promptly as practicable following the Investment Date, without interest.
      -- A Participant may call the Administrator at the number listed above to ascertain the Investment Price and if optional cash purchases in excess of $2,000 are to be invested on the Investment Date.
                                       11

      -- The foregoing Threshold Price concept and return procedure apply only to original issue shares and optional cash purchases in excess of $2,000 in the aggregate per Participant.
     Some examples of how the Threshold Price provisions apply are as follows:
      -- EXAMPLE 1. The Corporation sets the Threshold Price at $55.00 prior to the Pricing Period. Each day's average of the high and low sale prices of Common Stock on the NYSE for the ten business days during the Pricing Period is below $55.00 and the average of such prices is $52.50. Under these circumstances, the Corporation has the option to either (i) permit all optional cash purchases to be made at $52.50 per share, or (ii) permit only optional cash purchases totalling $2,000 or less to be so made.
      -- EXAMPLE 2. The Corporation sets the Threshold Price at $55.00 prior to the Pricing Period. Each day's average of the high and low sale prices of Common Stock on the NYSE for the ten business days during the Pricing Period is greater than $55.00 and the average of such prices is $57.00. Under these circumstances, all optional cash purchases would be made at $57.00 per share.
      -- EXAMPLE 3. The Corporation sets the Threshold Price at $55.00 prior to the Pricing Period. Several but not all of each day's average of the high and low sale prices of Common Stock on the NYSE for the ten business days during the Pricing Period are greater than $55.00. The average of the days where such price exceeds $55.00 is $57.00. The average of the ten days' high and low Common Stock price on the NYSE is $52.50. Under these circumstances, (i) all optional cash purchases equal to $2,000 or less would be made at $52.50 per share, and (ii) all optional cash purchases in excess of $2,000 would be made at $57.00 per share.
     The primary purpose of the Threshold Price provisions is to assure the price the Corporation will receive for optional cash purchases in excess of $2,000 on each Investment Date. The Corporation currently expects that optional cash purchases will be limited to $2,000 per month pursuant to the Threshold Price provisions.
REPORTS TO PARTICIPANTS
18. WHAT REPORTS WILL BE SENT TO PARTICIPANTS?
     As soon as practicable after each purchase made under the Plan on behalf of a Participant, the Participant will receive a statement of his account, which will include information regarding each such purchase and other information regarding the status of the Participant's account as of the date of such statement. These statements will provide a record of the cost basis of shares purchased under the Plan and should be retained for tax purposes. Additional or replacement copies of any such statements will be provided to Participants upon request to the Administrator for a $15.00 fee.
DIVIDENDS
19. WILL PARTICIPANTS RECEIVE DIVIDENDS ON SHARES HELD IN THEIR ACCOUNTS UNDER THE PLAN?
     Yes. Dividends will be paid on all shares of Common Stock held in Participants' accounts under the Plan on the basis of the full shares and fractional share interests held in such accounts on the record dates for such dividends. Such dividends will automatically be reinvested in additional shares of Common Stock, which will be credited to the Participants' accounts under the Plan.
                                       12

WITHDRAWAL OF SHARES IN PLAN ACCOUNTS
20. HOW MAY A PARTICIPANT WITHDRAW SHARES PURCHASED UNDER THE PLAN?
     A Participant may withdraw all or any portion of the full shares of Common Stock held in the Participant's account under the Plan by notifying the Administrator in writing to that effect. The notice should be sent to First Union National Bank, Corporate Trust Department, 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina 28288-1153. A certificate for the full shares so withdrawn will be issued in the name of and mailed to the Participant. In no case will certificates for fractional share interests be issued. See Questions 21 and 22.
TERMINATION OF PARTICIPATION
21. HOW MAY A PARTICIPANT'S PARTICIPATION IN THE PLAN BE TERMINATED?
     A Participant may terminate participation in the Plan at any time by notifying the Administrator in writing to that effect; provided that any notice of termination received by the Administrator between a dividend record date and payment date will not be effective insofar as that dividend is concerned (I.E., if a Participant's notice of termination is received between a dividend record date and a dividend payment date, the cash dividend paid on such payment date will be reinvested for such Participant's account under the Plan and then such account will be terminated). Any such termination notice should be sent to First Union National Bank, Corporate Trust Department, 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina 28288-1153.
     THE CORPORATION MAY ALSO TERMINATE A PARTICIPANT'S PARTICIPATION IN THE PLAN FOR ANY REASON, INCLUDING IF DURING A CALENDAR YEAR A PARTICIPANT REINVESTS LESS THAN $100.00 IN DIVIDENDS, BY GIVING WRITTEN NOTICE TO THAT EFFECT TO A PARTICIPANT AT ANY TIME; PROVIDED THAT IF SUCH NOTICE IS GIVEN BETWEEN A DIVIDEND RECORD DATE AND PAYMENT DATE, SUCH TERMINATION SHALL NOT BE EFFECTIVE INSOFAR AS THAT DIVIDEND IS CONCERNED.
22.WHAT HAPPENS TO THE FULL SHARES AND ANY FRACTIONAL SHARE INTEREST IN A
   PARTICIPANT'S ACCOUNT WHEN A PARTICIPANT'S PARTICIPATION IN THE PLAN IS TERMINATED?
     Upon termination of a Participant's participation in the Plan, a certificate for the number of full shares in the Participant's account will be issued in the name of and mailed to the Participant. In lieu of issuing a certificate for any fractional share interest remaining in a terminated Participant's account, the fractional share interest will be liquidated and a check for the net proceeds resulting from such liquidation (I.E., the proceeds from such sale less brokerage commissions and other brokerage charges) will be mailed to the Participant.
OTHER INFORMATION
23.WILL CERTIFICATES BE ISSUED FOR SHARES OF COMMON STOCK PURCHASED UNDER THE
   PLAN?
     Unless requested by a Participant, certificates for shares of Common Stock purchased under the Plan on behalf of a Participant will not be issued in a Participant's name. Certificates for any number of whole shares credited to a Participant's account under the Plan will be issued in the Participant's name without charge upon receipt by the Administrator of a written request therefor from the Participant. Certificates representing fractional share interests will not be issued under any circumstances.
                                       13

24.WHAT HAPPENS TO A PARTICIPANT'S PLAN ACCOUNT IF ALL SHARES REGISTERED IN THE
   PARTICIPANT'S NAME ARE TRANSFERRED OR SOLD?
     If a Participant disposes of all shares of Common Stock registered in the Participant's name on the stockholder records of the Corporation without terminating participation in the Plan, the Administrator will continue to reinvest dividends payable on the shares of Common Stock held in the Participant's Plan account until such time as the Participant's participation in the Plan is terminated. A Participant who sells all of the shares of Common Stock held of record in the name of such Participant would still hold shares under the Plan because those shares are held by the Administrator as nominee for all Participants in the Plan. Dividends on the shares held in the Plan by such Participant would continue to be reinvested under the Plan until the Participant requests that such shares be issued to the Participant or sold by the Administrator, as applicable.
     Any Participant who does not have any shares of Common Stock registered in his name on the stockholder records of the Corporation and who has less than 100 shares of Common Stock in his Plan account may instruct the Administrator, in form satisfactory to the Administrator, to sell the shares of Common Stock in his Plan account through the Agent. In addition, each quarter the Administrator will send a form to each Participant who disposed of the shares of Common Stock registered in his name during the prior quarter, according to the stockholder records of the Corporation, and who has less than 100 shares of Common Stock in his Plan account, for use by such Participant if he wants the Administrator to sell the shares of Common Stock in his Plan account through the Agent. The Corporation will pay all commissions or mark-ups and any other brokerage fees and expenses charged by the broker-dealers involved in such sales. A check for the proceeds from the sale of such shares of Common Stock will be mailed to the Participant following settlement of the sale. Sales by the Agent will be made at such times, in such amounts, at such prices and by such methods as the Agent in its sole discretion deems to be in the best interests of the Plan and the Participants, subject to applicable rules and regulations of the Commission. A Participant will realize gain or loss in connection with such sale of the shares of Common Stock in his Plan account equal to the difference between the amount which the Participant receives for such shares and the tax basis therefor. 25.WHAT HAPPENS IF THE CORPORATION HAS A COMMON STOCK RIGHTS OFFERING, STOCK
   DIVIDEND OR STOCK SPLIT?
     Any Common Stock stock dividend or stock split issued by the Corporation will be credited to the accounts of Participants based on the number of shares (including fractional share interests) held in such accounts on the record date for such dividend or split. In the event the Corporation makes available to holders of Common Stock, rights or warrants to purchase additional shares of Common Stock or other securities, such rights or warrants will be made available to Participants based on the number of shares (including fractional share interests to the extent practicable) held in their accounts on the record date established for determining the holders of Common Stock entitled to such rights or warrants. See "Description of the Corporation's Capital Stock -- Rights Plan".
26. HOW WILL A PARTICIPANT'S PLAN SHARES BE VOTED AT A MEETING OF STOCKHOLDERS? If on the record date for a meeting of stockholders there are any shares credited to a Participant's account under the Plan, such shares will be added to the shares registered in the Participant's name on the stockholder records of the Corporation and the Participant will receive one proxy covering the total of such shares, which proxy will be voted as the Participant directs; or, if a Participant so elects, the Participant may vote all of such shares in person at the stockholders' meeting.
                                       14

27. MAY A PARTICIPANT SELL, PLEDGE OR OTHERWISE ASSIGN OR TRANSFER HIS ACCOUNT UNDER THE PLAN?
     A Participant may not sell, pledge or otherwise assign or transfer his account under the Plan, or any interest therein, or any shares of Common Stock credited to such account, except that such shares may be sold as provided above and may be transferred in accordance with such requirements as may be imposed by the Administrator in connection therewith. Except as provided in the preceding sentence, a Participant who desires to sell, pledge or otherwise assign or transfer shares of Common Stock in his account must request that certificates for such shares be issued in the Participant's name.
28. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN? REINVESTMENT OF DIVIDENDS
     If the shares issued under the Plan are original issue shares, Participants in the Plan will be considered to have received a dividend for federal income tax purposes equal to the fair market value as of the Investment Date of the shares purchased with the reinvested dividends, even though the actual price, by virtue of a discount or market fluctuations during the Pricing Period, may be more or less than that amount. If the shares issued under the Plan are acquired by purchase in the open market, Participants will be treated as having received a dividend equal to the cash dividend paid by the Corporation increased by the amount of brokerage fees paid to the Agent by the Corporation. Such dividend amount will become the Participant's basis in the shares purchased under the Plan, and the Participant's holding period for such shares will begin on the day following the date of purchase.
     The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends under the Plan:

Cash dividends reinvested......................................................   $100.00
Assumed current market price*..................................................   $ 55.00
Less 1.0% discount.............................................................   $   .55
Net purchase price per share...................................................   $ 54.45
Number of shares purchased ($100.00 $54.45)....................................    1.8365
Total taxable dividend resulting from the transactions
  ($55.00 X 1.8365)**..........................................................   $101.01

---------------
 *This price is assumed for illustrative purposes only, and will vary with the market price of the Common Stock.
**Assumes market price is equal to fair market value as of the Investment Date.
  OPTIONAL CASH PURCHASES
     With respect to original issue shares, Participants in the Plan who elect to reinvest in additional shares by making optional cash purchases will be treated for federal income tax purposes as having received a dividend equal to the excess (if any) of (i) the fair market value on the Investment Date of the shares purchased, over (ii) the optional cash purchases made. (For the method used in computing market price, see Question 14 above.) Participants will not be deemed to have received a dividend with respect to shares acquired by purchases in the open market, except to the extent of brokerage fees paid to the Agent by the Corporation. The Participant's tax basis in the shares purchased under the Plan will be equal to the cost paid by the Participant in acquiring such stock, plus the amount (if any) treated as a dividend for federal income tax purposes, and the Participant's holding period for such shares will begin on the day following the date of purchase.
                                       15

  ADDITIONAL INFORMATION APPLICABLE TO REINVESTMENT OF DIVIDENDS AND OPTIONAL CASH PURCHASES
     The dividend income received by a corporate shareholder generally is eligible for a 70 percent dividends-received deduction under current federal tax laws.
     A Participant will not realize any taxable income upon the receipt of certificates for whole shares credited to the Participant's account under the Plan, either upon the Participant's request for certificates for such shares or upon withdrawal from or termination of the Plan. However, a Participant who receives, upon withdrawal from or termination of the Plan, a cash payment for a fractional share credit to the Participant's account will be treated as having redeemed the fractional share of stock and accordingly will recognize gain or loss for tax purposes equal to the difference between the cash payment and the Participant's tax basis of such fractional share. Gain or loss will be realized by the Participant upon the sale or exchange of shares after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount which the Participant receives for each whole share, and the Participant's tax basis therefor.
     A Participant (including a foreign stockholder) whose dividends are subject to United States income tax withholding will have the amount of the tax to be withheld deducted from such dividends before reinvestment in additional shares for such Participant's Plan account. Statements confirming purchases made for such Participants will indicate that tax has been withheld. Pursuant to Internal Revenue Service regulations, the amount of tax to be withheld will be determined by applying the applicable withholding rate to an amount equal to the amount of cash dividends that the Participant would have received had the dividends been paid to the Participant in cash.
     The above is intended only as a general discussion for the current federal income tax consequences of participation in the Plan. Participants should consult their own tax advisers regarding the federal and state income tax consequences (including the effects of any changes in law) of their individual participation in the Plan.
29. WHO WILL ACT AS THE AGENT UNDER THE PLAN IN MAKING OPEN MARKET PURCHASES? Currently, Merrill Lynch, Pierce, Fenner & Smith Incorporated, would act as the Agent on behalf of Participants in making open market purchases of Common Stock under the Plan. The Agent may make such purchases in negotiated transactions or on any securities exchange where the Common Stock may be listed, which purchases may be on such terms as to price, delivery and otherwise as the Agent may determine; provided such purchases may not be made from the Corporation or any of its affiliates. The fees payable to the Agent for its services will be paid by the Corporation. The Agent is not affiliated with the Corporation.
30. WHAT IS THE RESPONSIBILITY OF THE ADMINISTRATOR, THE CORPORATION AND THE AGENT UNDER THE PLAN?
     The Administrator, the Corporation and the Agent shall not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability (i) arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt by the Administrator of notice in writing of such death, (ii) with respect to the price at, or terms upon which, shares of Common Stock may be purchased under the Plan or the times such purchases may be made, or (iii) with respect to any fluctuation in the market value of the Common Stock before, at or after any such purchases may be made, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth hereunder. The foregoing limited liability provision does not affect a stockholder's right to bring a cause of action based on alleged violations of federal securities laws. The terms and conditions of the Plan shall be governed by the laws of the State of North Carolina.
31. MAY THE PLAN BE CHANGED OR DISCONTINUED?
     The Corporation reserves the right to modify, suspend or terminate the Plan at any time. Participants will be notified of any such modification, suspension or termination.
                                       16

                                USE OF PROCEEDS
     The net proceeds from the sale of original issue shares of Common Stock issued under the Plan will be used for general corporate purposes of the Corporation, which may include the reduction of indebtedness, investments at the holding company level, investments in, or extensions of credit to, the Corporation's banking and nonbanking subsidiaries and other banks and companies engaged in other financial service activities, the purchase of outstanding equity securities of the Corporation, and possible acquisitions. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of net proceeds will depend upon the funding requirements of the Corporation and its subsidiaries and the availability of other funds. Based upon the past and anticipated growth of the Corporation, the Corporation may engage in additional financings of a character and amount to be determined as the need arises.
     The Corporation will not receive any funds under the Plan from the purchase of shares of Common Stock in the open market by the Agent.
                              PLAN OF DISTRIBUTION
     Subject to the discussion below, original issue shares of Common Stock sold under the Plan are distributed directly by the Corporation rather than through an underwriter, broker or dealer. There are no brokerage commissions or other fees charged to Participants in connection with their purchases of such original issue shares under the Plan. To the extent shares are purchased in the open market by the Agent, brokerage commissions or mark-ups, and any other fees or expenses charged by the broker-dealer or broker-dealers involved, will be paid out of the total amount to be invested and therefore will be paid by the Participants on a pro rata basis. The Corporation may elect, upon notice to the Participants, to pay any such commissions, mark-ups, fees or expenses on behalf of the Participants.
     Broker-dealers and other financial intermediaries may engage in positioning transactions in order to benefit from the discount upon reinvestment of dividends since there are currently no caps on the number of shares of Common Stock that can be issued with respect thereto.
     Under certain circumstances, certain Participants may be deemed to be "underwriters" within the meaning of the Securities Act and subject to obligations (including an obligation to deliver a prospectus) and liabilities thereunder. Common Stock purchased by such a Participant may be sold in one or more transactions (which may include block transactions) on a relevant stock exchange or in the over-the-counter market, in negotiated transactions, through the writing of options on the stock (whether such options are listed on an options exchange or otherwise) or a combination of such methods of resale and at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices and any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participant and/or the purchasers of any such Common Stock. Any discount received from the Corporation, and any profit made on any such resale and commissions or concessions received, by any such Participants may be deemed to be underwriting compensation under the Securities Act.
                                       17

                 DESCRIPTION OF THE CORPORATION'S CAPITAL STOCK
     THE DESCRIPTIVE INFORMATION BELOW OUTLINES CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, AS AMENDED (THE "ARTICLES"), AND BYLAWS OF THE CORPORATION AND THE NORTH CAROLINA BUSINESS CORPORATION ACT ("NCBCA"). THE INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE PROVISIONS OF THE CORPORATION'S ARTICLES AND BYLAWS AND THE NCBCA.
AUTHORIZED CAPITAL
     The authorized capital stock of the Corporation consists of 2,000,000,000 shares of Common Stock, 10,000,000 shares of Preferred Stock, no-par value per share ("Preferred Stock"), and 40,000,000 shares of Class A Preferred Stock, no-par value per share ("Class A Preferred Stock"). As of April 30, 1998, there were 960,490,805 shares of Common Stock, no shares of Class A Preferred Stock, and no shares of Preferred Stock issued and outstanding. The Preferred Stock and Class A Preferred Stock are each issuable in one or more series and, with respect to any series, the Board of Directors of the Corporation, subject to certain limitations, is authorized to fix the numbers of shares, dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other terms of the series. Shares of Class A Preferred Stock and Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation have the status of authorized, unissued and undesignated shares of Class A Preferred Stock and Preferred Stock, respectively, and may be reissued. COMMON STOCK
     Subject to the prior rights of the holders of any Preferred Stock and any Class A Preferred Stock then outstanding, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation or dissolution, to receive the net assets of the Corporation remaining after payment of all liabilities and after payment to holders of all shares of Preferred Stock and Class A Preferred Stock of the full preferential amounts to which such holders are respectively entitled, in proportion to their respective holdings.
     Pursuant to an indenture dated as of November 27, 1996, between the Corporation and Wilmington Trust Company, as trustee, under which certain of the Corporation's outstanding junior subordinated debt securities have been issued, the Corporation has covenanted that it generally will not declare or pay any dividends or distributions on, or redeem, repurchase, acquire or make a liquidation payment with respect to, any of the Corporation's capital stock, including Common Stock, Preferred Stock and Class A Preferred Stock if, at such time, certain defaults have occurred under such indenture or related guarantee of the Corporation or the Corporation shall have exercised its rights under such indenture to defer interest payments on the securities issued thereunder.
     Subject to the rights of the holders of any Preferred Stock and any Class A Preferred Stock then outstanding, all voting rights are vested in the holders of the shares of Common Stock, each share being entitled to one vote on all matters requiring stockholder action and in the election of directors. Holders of Common Stock have no preemptive, subscription or conversion rights. All of the outstanding shares of Common Stock, including the Shares, are fully paid and nonassessable.
     FUNB is the Transfer Agent, Registrar and Dividend Disbursement Agent for the Common Stock.
                                       18

PREFERRED STOCK
     All shares of each series of Preferred Stock must be of equal rank and have the same powers, preferences and rights and are subject to the same qualifications, limitations and restrictions, except with respect to dividend rates, redemption prices, liquidation amounts, terms of conversion or exchange and voting rights.
CLASS A PREFERRED STOCK
     Shares of Class A Preferred Stock rank prior or superior to Common Stock and on a parity with or junior to (but not prior or superior to) Preferred Stock or any series thereof, in respect of the right to receive dividends and/or the right to receive payments out of the net assets of the Corporation upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation. Subject to the foregoing and the terms of any particular series of Class A Preferred Stock, series of Class A Preferred Stock may vary as to priority.
RIGHTS PLAN
     Each outstanding share of Common Stock currently has attached to it one right (a "Right") issued pursuant to an Amended and Restated Shareholder Protection Rights Agreement (the "Rights Agreement"). Each Right entitles its registered holder to purchase one one-hundredth of a share of a junior participating series of Class A Preferred Stock designed to have economic and voting terms similar to those of one share of Common Stock, for $105.00, subject to adjustment (the "Rights Exercise Price"), but only after the earlier to occur (the "Separation Time") of: (i) the tenth business day (subject to extension) after any person (an "Acquiring Person") (x) commences a tender or exchange offer, which, if consummated, would result in a person becoming the beneficial owner of 15 percent or more of the outstanding shares of Common Stock, or (y) is determined by the Federal Reserve Board to "control" the Corporation within the meaning of the BHCA (see " -- Other Provisions" below), subject to certain exceptions; and (ii) the tenth business day after the first date (the "Flip-in Date") of a public announcement by the Corporation that a person has become an Acquiring Person. The Rights will not trade separately from the shares of Common Stock unless and until the Separation Time occurs.
     The Rights Agreement provides that a person will not become an Acquiring Person under the BHCA control test described above if either (i) the Federal Reserve Board's control determination would not have been made but for such person's failure to make certain customary passivity commitments, or such person's violation of such commitments made, to the Federal Reserve Board, so long as the Federal Reserve Board determines that such person no longer controls the Corporation within 30 days (or 60 days in certain circumstances), or (ii) the Federal Reserve Board's control determination was not based on such a failure or violation and such person (x) obtains a noncontrol determination within three years, and (y) is using its best efforts to allow the Corporation to make any acquisition or engage in any legally permissible activity notwithstanding such person's being deemed to control the Corporation for purposes of the BHCA.
     The Rights will not be exercisable until the business day following the Separation Time. The Rights will expire on the earliest of: (i) the Exchange Time (as defined below); (ii) the close of business on December 28, 2000; and
(iii) the date on which the Rights are redeemed or terminated as described below (in any such case, the "Expiration Time"). The Rights Exercise Price and the number of Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the Rights, are subject to adjustment upon the occurrence of certain events.
     In the event that prior to the Expiration Time a Flip-in Date occurs, the Corporation will take such action as shall be necessary to ensure and provide that each Right (other than Rights beneficially owned by an
                                       19

Acquiring Person or any affiliate, associate or transferee thereof, which Rights shall become void) shall constitute the right to purchase, from the Corporation, shares of Common Stock having an aggregate market price equal to twice the Rights Exercise Price for an amount in cash equal to the then current Rights Exercise Price. In addition, the Board of Directors of the Corporation may, at its option, at any time after a Flip-in Date, elect to exchange all of the then outstanding Rights for shares of Common Stock, at an exchange ratio of two shares of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Separation Time (the "Rights Exchange Rate"). Immediately upon such action by the Board of Directors (the "Exchange Time"), the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive a number of shares of Common Stock equal to the Rights Exchange Rate. If the Corporation becomes obligated to issue shares of Common Stock upon exercise of or in exchange for Rights, the Corporation, at its option, may substitute for each such share of Common Stock one one-hundredth of a share of junior participating Class A Preferred Stock.
     The Rights may be canceled and terminated without any payment to holders thereof at any time prior to the date that they become exercisable, and are redeemable by the Corporation at $0.01 per Right, subject to adjustment upon the occurrence of certain events, at any date between the date on which they become exercisable and the Flip-in Date. The Rights have no voting rights, and they are not entitled to dividends.
     The Rights will not prevent a takeover of the Corporation. The Rights, however, may cause substantial dilution to a person or group that acquires 15 percent or more of Common Stock (or that acquires "control" of the Corporation within the meaning of the BHCA) unless the Rights are first redeemed or terminated by the Board of Directors of the Corporation. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Corporation and its stockholders because the Rights can be redeemed or terminated, as hereinabove described, before the consummation of such transaction.
     The complete terms of the Rights are set forth in the Rights Agreement. The foregoing description of the Rights and the Rights Agreement is qualified in its entirety by reference to such document. The Rights Agreement is incorporated by reference as an exhibit to the Registration Statement. A copy of the Rights Agreement can be obtained upon written request to the Rights Agent, First Union National Bank, 1525 West W. T. Harris Boulevard, 3C3, Charlotte, North Carolina 28288-1153.
OTHER PROVISIONS
     The Articles and Bylaws of the Corporation contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of the Corporation, including provisions in the Articles: (i) classifying the Board of Directors into three classes with each class to serve for three years, with one class being elected annually; (ii) authorizing the Board of Directors to fix the size of the Board of Directors between nine and 30 directors; (iii) authorizing directors to fill vacancies on the Board of Directors that occur between annual meetings, except that vacancies resulting from a removal of a director by a stockholder vote may only be filled by a stockholder vote; (iv) providing that directors may be removed only for cause and only by affirmative vote of the majority of shares entitled to be voted in the election of directors, voting as a single class; (v) authorizing only the Board of Directors, the Chairman of the Board or the President to call a special meeting of stockholders (except for special meetings called under specified circumstances for holders of classes or series of stock ranking superior to the Common Stock); and (vi) requiring an 80 percent vote of stockholders entitled to vote in the election of directors, voting as a single class, to alter any of the foregoing provisions.
                                       20

     The Bylaws include provisions setting forth specific conditions under which: (i) business may be transacted at an annual meeting of stockholders; and
(ii) persons may be nominated for election as directors of the Corporation at an annual meeting of stockholders.
     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued, or unless the acquisition is subject to Federal Reserve Board approval under the BHCA. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than ten percent of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Corporation, would, under the circumstances set forth in the presumption, constitute the acquisition of control.
     In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25 percent (five percent in the case of an acquiror that is a bank holding company) or more of the outstanding shares of the Corporation's Common Stock, or otherwise obtaining "control" over the Corporation. Under the BHCA, "control" generally means (i) the ownership or control of 25 percent or more of any class of voting securities of the bank holding company, (ii) the ability to elect a majority of the bank holding company's directors, or (iii) the ability otherwise to exercise a controlling influence over the management and policies of the bank holding company.
     Two North Carolina "anti-takeover" statutes adopted in 1987, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by such statutes. The Corporation elected not to be covered by such statutes.
     In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of Common Stock, Class A Preferred Stock or Preferred Stock may have an anti-takeover effect.
     The existence of the foregoing provisions could result in the (i) Corporation being less attractive to a potential acquiror, and (ii) Corporation's stockholders receiving less for their shares of Common Stock than otherwise might be available in the event of a take-over attempt.
                               VALIDITY OF SHARES
     The validity of the shares of Common Stock issuable under the Plan is being passed upon for the Corporation by Marion A. Cowell, Jr., Esq., Executive Vice President, Secretary and General Counsel of the Corporation. Mr. Cowell is also a stockholder of the Corporation and holds options to purchase additional shares of Common Stock.
                                    EXPERTS
     The consolidated balance sheets of the Corporation as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the
                                       21
three-year period ended December 31, 1997, included in the Corporation's 1997 Annual Report to Stockholders, which is incorporated by reference in the Corporation's 1997 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The supplemental consolidated balance sheets of the Corporation as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, included in the Corporation's Current Report on Form 8-K dated May 26, 1998, which is incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
                                       22

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  No person has been authorized by the Corporation to give any information or to make any representation not contained in this Prospectus, in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Corporation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Corporation since the date hereof or that the information contained in this Prospectus is correct as of any date subsequent to the date of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates nor such an offer or solicitation by anyone in any state in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.
                               ------------------
                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Available Information..........................     2
Incorporation of Certain Documents
  by Reference.................................     2
The Corporation................................     3
Summary........................................     5
Description of the Plan........................     5
  Glossary of Defined Terms....................     5
  Purpose......................................     6
  Advantages...................................     6
  Disadvantages................................     7
  Important Dates..............................     7
  Participation................................     7
  Administration...............................     8
  Costs........................................     8
  Purchases....................................     9
  Optional Cash Purchases......................    10
  Reports to Participants......................    12
  Dividends....................................    12
  Withdrawal of Shares in Plan Accounts........    13
  Termination of Participation.................    13
  Other Information............................    13
Use of Proceeds................................    17
Plan of Distribution...........................    17
Description of the Corporation's Capital
  Stock........................................    18
Validity of Shares.............................    21
Experts........................................    21

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                            FIRST UNION CORPORATION
            DIVIDEND
            REINVESTMENT
            AND STOCK
            PURCHASE
            PLAN
                                  COMMON STOCK
                               ------------------
                                   PROSPECTUS
                               ------------------
                               DATED MAY 26, 1998
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